EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is made as of the 1st day of January, 2022 by and between Troika Media Group, Inc. (the “Company”) and Sadiq (“Sid”) Toama, an individual having an address at 100 Stone Bridge Lane, Bedford Hills, New York 10507 (“Executive”). Each of the Company and the Executive shall individually be referred to as a “Party” and collectively as the “Parties.”
1.Duties and Scope of Employment.
(a)Positions; Duties. During the Employment Term (as defined in Section 2), the Company shall employ Executive as the President of the Company. Executive shall report to the Chief Executive Officer and the Board of Directors of the Company. The Executive shall have and perform such duties as are consistent with the Executive’s experience, expertise and position as shall be assigned to the Executive from time to time . and such other duties as may be assigned to Executive by the Chief Executive Officer or the Board of Directors that are consistent with Executive’s position as President of the Company.
(b)Obligations. During the Employment Term, Executive shall devote substantially all of Executive’s business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration or benefit whatsoever or howsoever without the prior approval of the Chief Executive Officer or the Board of Directors of the Company (the “Board”); provided, however, that Executive may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization, (ii) serve as a member of corporate boards of directors or as an advisor to companies that the Executive currently serves and, with the consent of the Board (which consent shall not be unreasonably withheld or delayed), other corporate boards of directors, and (iii) manage Executive’s and Executive’s family's personal investments and legal affairs; provided, however, that in each instance, such activities do not materially interfere with the discharge of Executive's duties.
2.Employment Term.
(c)The Company hereby agrees to employ Executive and Executive hereby accepts such employment in accordance with the terms and conditions set forth herein, for the period commencing on the date hereof (the “Employment Commencement Date”) and continuing until the fifth (5th) anniversary thereof unless Executive has resigned pursuant to the terms of Section 2.(b), below (the “Initial Term”). Thereafter the term of Executive’s employment hereunder will be automatically extended for additional periods of one (1) year (each a “Subsequent Term”) unless either Executive or the Company has given written notice to the other that such automatic extension will not occur (a “Non-Renewal Notice”), which notice is given not less than ninety (90) days prior to the relevant anniversary of the Commencement Date. The Initial Term and all Subsequent Terms are referred to herein collectively as the “Term.”
(d)Notwithstanding any other provision, on or before the third (3rd) anniversary of the Employment Commencement Date, the Company, in the Company’s sole discretion, may offer to Executive a five (5) year extension on this Agreement (the “Extension”), which Executive may, in his good faith, reasonable discretion, accept or reject. If the Company does not offer timely to Executive the Extension, or if Executive, exercising his good faith, reasonable discretion shall reject the Extension offered by the Company, the Executive may resign and such resignation shall be deemed to be with Good Reason as defined in Section 4.(c).

If the Executive rejects the Extension offered and does not resign, the terms of this Executive Employment Agreement, other than the provision for the Extension, shall continue.
3.Compensation/Benefits. During the Employment Term, the Company shall pay and provide to Executive the following:
(e)Cash Compensation. As compensation for Executive’s services to the Company, Executive shall receive a base salary and shall be eligible to receive additional variable compensation. During the Employment Term, the Board or its Compensation Committee (the “Compensation Committee”) shall review Executive's Base Salary (as defined below) and Bonus provisions (as described below) then in effect at least annually and may increase (but not decrease) such Base Salary and/or Bonus as the Compensation Committee may approve. The Base Salary shall be payable in accordance with the Company's normal payroll practices in effect from time to time, but in no event less frequently than bi-monthly and, in the case of each Bonus, as soon as practical during the year following the year with respect to which such Bonus is payable, but in no event later than March 15th of such following year. No increase in Base Salary shall be used to offset or otherwise reduce any obligations of the Company to Executive hereunder or otherwise.
(i)Annual Base Salary. As of the Employment Commencement Date, Executive's annual Base Salary shall be FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) USD (“Base Salary”).
(ii)Annual Bonus. Executive shall receive an annual bonus as described in Exhibit B.
(iii)Discretionary Bonus. In addition to the Annual Base Salary and Annual Bonuses, Executive shall also be eligible to earn annual variable compensation, the amount of which be set by the Company’s Compensation Committee. The Discretionary Bonus for any calendar year shall be awarded at the sole and absolute discretion of the Compensation Committee based upon the Company's achievement of stated financial and strategic goals, as established by the Compensation Committee. Any such Discretionary Bonus may be made to Executive by means of cash, stock options or as otherwise determined by the Compensation Committee.
(iv)Currency. All payments and amounts hereunder shall be in United States Dollars.
(f)Equity Compensation.
Stock Ownership. The Company shall grant Executive “Restricted Stock Units” for 2,500,000 shares of restricted common stock of the Company (the “Stock Units”). As is more fully set forth in the Employee, Director and Consultant Equity Incentive Plan, and with the Executive’s execution of applicable subscription documents, one third of such Stock Units shall vest on the first anniversary of this Agreement and the remaining two thirds of such Stock Units shall vest in two equal installments of the second and third anniversary of the date of this Agreement. If Executive’s employment hereunder is terminated by the Company without Cause, Executive resigns with Good Reason, or as a result of Executive’s Disability or death, then in addition to any other benefits to which Executive is entitled pursuant to this Agreement, the Stock Units shall accelerate, and be fully vested and immediately exercisable. The Stock Units granted hereunder are separate and apart from any other grants provided to Executive.
(i)Ongoing Awards. Executive shall be eligible to participate fully in annual stock option grants, and any other long-term equity incentive program at levels commensurate with Executive’s position and as determined by the Compensation Committee.
(g)Employee Benefits. Executive shall, to the extent eligible, be entitled to participate at a level commensurate with Executive’s position in all employee benefits, welfare and retirement plans and programs, as well as equity plans, provided by the Company to its senior executives in accordance with the terms thereof as in effect from time to time. Notwithstanding the foregoing, at all times, the Company reserves the right to amend, modify, or terminate any such plan or program.
(h)Perquisites. The Company shall provide to Executive, at the Company's cost, all perquisites, including health insurance pursuant to the terms of the Company’s health insurance plans which may change from time to time. The Company shall pay for the costs of the Company sponsored health insurance plan chosen (including a “family plan”) by the Executive. Notwithstanding the foregoing, at all times, the Company reserves the right to amend, modify, or terminate any such perquisites. For avoidance of doubt, Executive’s current medical, dental and other insurances shall be maintained or provided for at similar levels previously received by Executive.
(i)Business and Entertainment Expenses. Upon submission of appropriate documentation by Executive in accordance with the Company's policies in effect from time to time, the Company shall pay or reimburse Executive for all business expenses that Executive incurs in performing Executive’s duties under this Agreement, including, but not limited to, travel (excluding gas mileage), entertainment, and professional dues and subscriptions, in accordance with the Company's policies in effect from time to time. The Company shall not be obligated to reimburse Executive for taxes incurred for any reason.
(j)Vacation, Holidays and Sick Leave. Executive shall be entitled to vacations of no less than four (4) weeks per calendar year. Executive shall also be entitled to absences because of illness or other incapacity, and such other absences, whether for holiday, personal time, or for any other purpose, as set forth in the Company’s employment manual or current procedures and policies, as the case may be, as the same may be amended from time to time.
(k)Expenses. Subject to and accordance with the Company’s policies and procedures and in accordance with the Company’s expense policy, as it may be amended from time to time, the Company shall reimburse Executive for the cost associated with cellular telephone and internet access associated with business uses upon appropriate submission and documentation of such expenses.
(l)Car Allowance. Executive shall be provided a Car Allowance at the monthly rate of One Thousand Dollars ($1,000.00), payable on in accordance with the Company’s standard payment practices. The Car Allowance shall be used at Executive's discretion toward the purchase/lease payment of a vehicle of Executive's choice.
(m)Life Insurance. The Company shall provide to Executive the amount of up to nine thousand one hundred thirty five dollars ($9,135) each year to reimburse Executive for payments made by Executive for insurance policies on his life.
4.Termination of Employment.
(n)Death or Disability. The Company may terminate Executive's employment for disability in the event Executive has been unable to perform Executive’s material duties hereunder for six (6) consecutive months because of physical or mental incapacity by giving Executive notice of such termination while such continuing incapacity continues (a “Disability Termination”). Executive's employment shall automatically terminate on Executive's death. In the event Executive's employment with the Company terminates during the Employment Term by reason of Executive's death or a Disability Termination, then upon the date of such termination:
(ii)any Options or Shares that would have vested solely due to the passage of time during the twenty-four (24) month period beginning on the date of Executive's death or Disability Termination shall immediately vest;
(iii)the Company shall, within fourteen (14) days of the date Executive's employment is terminated, pay and provide Executive (or in the event of Executive's death, Executive's estate) (A) any unpaid Base Salary through the date of termination and any accrued vacation, (B) reimbursement for any unreimbursed expenses incurred through the date of termination, and (C) all other payments, benefits or fringe benefits to which Executive may be entitled subject to and in accordance with, the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant and amounts that may become due under Sections 3 and 4 hereof (collectively, items under this clause (ii) are referred to as “Accrued Benefits”); and
(iv)the Company shall pay to Executive (or in the event of Executive's death, Executive's estate)at the time other senior executives are paid under any cash bonus or long-term incentive plan, but in no event later than March 15th of the year following the year in which Executive's employment is terminated, a pro-rata bonus equal to the amount Executive would have received if Executive's employment had continued (without any discretionary cutback) multiplied by a fraction where the numerator is the number of days in each respective bonus period prior to Executive's termination and the denominator is the number of days in the bonus period (the “Prorated Bonus”); provided, however, that at the time of death or Disability Termination, Executive is on pace to achieve the performance milestones necessary to be eligible for such bonus.
(v)the Executive will continue to participate in the performance bonus plan, in accordance with the terms of the plan until such plan has expired.
(vi)upon completion of the appropriate COBRA forms, and subject to all the requirements of COBRA, the Executive may continue Executive’s (and that of his family’s) participation in the Company’s health insurance plan through eighteen (18) months following the effective date of such termination, at Company’s cost (except for Executive’s portion of the premium, if any, which shall be deducted from the payments to which the Executive is otherwise entitled), to the same extent that such insurance is provided to persons currently employed by Company.
(o)Termination for Cause. The Company may terminate Executive's employment for Cause (as defined below). In the event that Executive's employment with the Company is terminated during the Employment Term by the Company for Cause, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then vested Option Shares and other equity awards), to be paid or provided within thirty (30) days of the date Executive's employment is terminated.
(i)For the purposes of this Agreement, “Cause” shall mean:
(A)material breach of any provision of this Agreement by Executive, which has not been remedied within 30 days notice of such breach.

(B)the willful failure by Executive to perform Executive’s duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental impairment), unless any such failure is corrected within thirty (30) days following written notice by the Board that specifically identifies the manner in which the Board believes Executive has not materially performed Executive’s duties; provided, however, that no act, or failure to act, by Executive shall be “willful” unless committed without good faith and without a reasonable belief by the Executive that the act or omission was in the best interest of the Company; or
(C)an act of gross misconduct by Executive with regard to the Company that is materially injurious to the Company and is committed without good faith and without a reasonable belief by the Executive that the act or omission was in the best interest of the Company.
(a)Resignation for Good Reason. The Executive may resign his employment for Good Reason. For the purpose of this Agreement, Good Reason means any one or more of:
(i)The Company failing to pay timely the compensation to which the Executive is entailed, after notice and five (5) days to cure;
(ii)Relocating the Executive’s primary office to which he is to report more than thirty (30) miles from 2 Depot Plaza, Bedford Hills, New York 10507;
(iii)Substantial reduction in Executive’s position or responsibilities, after notice and thirty (30) days to cure; or
(iv)The Company’s fails to offer to the Executive the Extension as set forth in Section 2(b), above.
(a)Termination by the Company Other Than for Cause or by the Executive for Good Reason. Any payments to be made or benefits to be provided under this Section 4(d) are conditioned on (x) Executive's execution of a general release and/or termination agreement satisfactory to the Company, and (y) such general release and/or termination agreement becoming effective.
(v)If Executive's employment with the Company is terminated by the Company other than for Cause or if the Executive terminates his employment for Good Reason, then the Company shall pay or provide Executive with the following as of the date of termination:
(A)any Accrued Benefits, to be paid or provided on the date Executive's employment is terminated;
(B)the Prorated Bonus; provided, however, that at the time of the termination of Executive's employment, Executive is on pace to achieve the performance milestones necessary to be eligible for such bonus, and provided further that such Prorated Bonus is paid no later than March 15 of the year following the year in which Executive's employment is terminated;
(C)a severance amount equal to twelve (12) months of the Executive's then-current annual Base Salary, or, if longer, until the end of the Term, payable in equal monthly installments commencing on the date Executive's employment is terminated and continuing on the same day each subsequent month until paid in full, except that at any time

Executive, in Executive’s sole discretion, may inform the Company that Executive wishes to forego severance payments not yet received and due more than six (6) months after the date of termination;
(D)the right to participate in the Performance Bonus plan until such plan expires;
(E)all shares of unvested stock options shall immediately become vested;
(F)all shares of unvested stock grants shall immediately become vested;
(G)upon completion of the appropriate COBRA forms and subject to all requirements of COBRA, the right to continue Executive’s participation in the Company's health benefit plans, to the extent that he is then a participant therein, for a period of eighteen (18) months starting with the first calendar month after such date of termination. The Company shall pay the full premium for COBRA continuation coverage under its health plans for Executive (and, if applicable, Executive’s dependents enrolled as participants in such health plans as of the date of termination) for such eighteen-month period. In the event Executive obtains other employment during the eighteen-month period in this clause (G), pursuant to which he becomes covered for substantially similar or improved benefits, the right to continue to participate in any health benefit plan, at the Company's expense, offered or provided by the Company shall immediately cease; and
(H)reasonable outplacement services at a level commensurate with Executive's position, including use of an executive office, for a period of ninety (90) days commencing on Executive's date of termination but in no event extending beyond the date on which Executive commences other full-time employment.
Payments pursuant to this Section 4(d) are expressly conditioned on the Executive executing a Separation Agreement in the form annexed hereto as Exhibit C.
(p)Termination by Executive other than a Good Reason. Executive may terminate Executive’s employment at any time by written notice to the Company. In the event that during the Employment Term Executive terminates Executive’s employment with the Company other than for Good Reason, Executive shall not be entitled to any additional payments or benefits hereunder, other than Accrued Benefits (including, but not limited to, any then-vested Option Shares and other equity awards), to be paid or provided within thirty (30) days of the date Executive's employment is terminated.
(q)No Mitigation/No Offset. Executive shall not be required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source, except as provided in Sections 4(d)(i)(G). The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right that the Company may have against Executive or others.
5.Change of Control; Vesting Acceleration.
(r)In the event of a Change of Control (as defined below), one hundred percent (100%) of Executive's then-unvested Options or Shares shall immediately vest, all Performance Bonus (both current and future) shall be immediately due and payable, regardless of whether any milestone has been achieved, and if, after a Change of Control, Executive terminates

Executive’s employment with the Company he shall be entitled to receive all severance benefits set forth in Section 4(d).
(s)For the purposes of this Agreement, “Change of Control” is defined as the occurrence of any of the following after the Employment Commencement Date:
(i)any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) excluding for this purpose, (i) the Company or any subsidiary of the Company, or (ii) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change of Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company, the grant or exercise of any stock option, stock award, stock purchase right or similar equity incentive, or the continued beneficial ownership by any party of voting securities of the Company which such party beneficially owned as of the Employment Commencement Date; or
(ii)persons, who, as of the Employment Commencement Date constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided, however, that any person becoming a director of the Company subsequent to the Employment Commencement Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; and provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
(iii)consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80% of the assets (other than cash and cash equivalents) of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or
(iv)approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

6.Golden Parachute Payments.
(b)Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any benefit received pursuant to this Agreement, including, without limitation, any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); provided, however, that any benefit received or to be received by Executive in connection with a Change of Control (“Contract Benefits”) or any other plan, arrangement or agreement with the Company or an affiliate (collectively with the Contract Benefits, the “Total Benefits”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit received by Executive as a result of such reduction shall exceed the net after-tax benefit received by Executive if no such reduction was made. For purposes of this Section 6, “net after-tax benefit” shall mean the Total Benefits that Executive receives or is then entitled to receive from the Company that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (i) the amount of all federal, state and local income and employment taxes payable by Executive with respect to such “parachute payment,” calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rates set forth in the Code as in effect at the time of the first receipt of the foregoing benefits), and (ii) the amount of excise taxes imposed with respect to such “parachute payment” by Section 4999 of the Code.
(c)The accounting firm engaged by the Company (or its successor) for general tax purposes shall perform any adjustment pursuant to subsection (a) of this Section 6. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and to the Company within fifteen (15) calendar days of being engaged to perform such determination and adjustment, or at such other time as requested by the Company. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.
7.Section 409A Compliance.
(b)To the extent that any amount payable under this Agreement constitutes an amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code (“Section 409A”)) following a “separation from service” (as defined in Section 409A), including any amount payable under Section 4, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made to Executive earlier than the day after the date that is six (6) months following Executive's “separation from service.” This Section 7(a) will not be applicable after Executive's death.
(c)Executive and the Company acknowledge that the requirements of Section 409A are still being developed and interpreted by government agencies, that certain issues under Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Section 409A, including amendments necessary to ensure that compensation will not be subject to Section 409A, Executive agrees that the Company shall be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion.
8.Restrictive Covenants. Executive and Company expressly acknowledge that the following restrictions are necessary to protect the goodwill of the Company and that such restrictions are fair and reasonable. Executive holds specialized knowledge of the business of the Company (the “Business”). Executive and Company acknowledge and agree that (i) the Parties would be irreparably harmed and impaired if Executive were to engage, directly or indirectly, in any activity competing with the Business, make any disclosure in violation of this Agreement or any unauthorized use of any confidential information concerning the Business, and (ii) the Parties are entitled to protection from such use of the specialized knowledge of Executive. Executive acknowledges that the Company's ability to keep its Confidential Information (as defined in Section 9(b)) secret and away from its competitors is important to the Company's and its affiliates' viability and business. Executive further acknowledges that over the course of Executive’s employment with the Company Executive will (i) develop special and substantial relationships with the Company's and its affiliates' customers and suppliers, and/or (ii) be privy to Confidential Information. Further, Executive will help develop the goodwill of the Company and its affiliates during the course of Executive’s employment. Finally, pursuant to Section 3(b) herein, Executive will have a substantial ownership interest in the Company. As such, Executive agrees to abide by the following covenants in order to allow the Company to protect those interests:
(a)Non-Competition. During the “Restricted Period” (as defined below), except for Executive’s ownership interests and participation in the activities listed on Exhibit D (the “Excluded Activities”) Executive will not either directly or indirectly, for Executive or any other person or entity, anywhere within the United States, carry on, own, be engaged in, assist, be employed by, consult for, serve as a director for, or have any financial interest in any business or enterprise that is materially engaged in any of the services of the Company or manufactures or sells any of the products provided or offered by Company or any subsidiary or affiliate of Company, or if it performs any other services and/or engages in the production, manufacture, distribution or sale of any product similar to services or products, which services or products were performed, produced, manufactured, distributed, sold, under development or planned by Company or any subsidiary or affiliate of Company during the period while Executive performs services for Company, provided that an equity investment of not more than two percent (2%) in any company that is publicly traded and whose shares are listed on a national stock exchange will be permitted.
For purposes of this Section 8(a), “Restricted Period” means the period beginning on the Employment Commencement Date and, if employee is terminated for Cause, continuing until the one (1) year anniversary of Executive's employment termination date and if Executive’s employment terminated for any other reason, the longer of six (6) months or the period during which the Executive is receiving severance payments pursuant to Section 4(d)(i)(C).
(b)Non-Solicitation. During the Non-Solicitation Restricted Period (as defined below), Executive will not either directly or indirectly, for Executive or any other person or entity, (i) hire, solicit for services, encourage the resignation of, or in any other manner seek to engage or employ, any person who is an employee of the Company, or a consultant of the Company devoting more than seventy percent (70%) of such consultant’s time to the business of the Company or any of its affiliates, on Executive's employment termination date or during the one (1) year period preceding such termination date, or (ii) solicit, provide services to, or otherwise interfere with the Company's business relationship with, any customer of the Company in connection with services and/or products that compete with the Company's services or products, provided that such customer is a customer of the Company on the employment termination date or during the one (1) year period preceding such termination date. Notwithstanding any other provision of this Agreement, the Executive shall be permitted to interact without any restriction with Thomas Marianacci in connection with the Excluded Activities, provided such activities do not violate Section 9 below.

For the Purposes of Section 8(b) the “Non-Solicitation Restricted Period” shall be the same as the Non-Competition Restricted Period in Section 8(a).
(c)Equitable Relief. Executive acknowledges that the remedy at law for Executive’s breach of Section 8, 9(a) and/or 10 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of such Sections, the Company will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation. No bond or other security will be required in obtaining such equitable relief, and Executive hereby consents to the issuance of such equitable relief. Such equitable relief may be obtained from any court having appropriate jurisdiction over the matter. Nothing in this Section 8(b) shall be deemed to limit the Company's remedies at law or in equity that may be pursued or availed of by the Company for any breach by Executive of any of the parts of Sections 8, 9(a) and/or 10.
(d)Judicial Modification. Executive acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in Sections 8, 9 and 10 be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions contained or referenced in such Sections is for any reason held by a court or arbitrator to be excessively broad as to duration, activity, geographical scope, or subject, then, for purposes of that jurisdiction, such restriction shall be construed, judicially modified, or “blue penciled” so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law. Executive acknowledges and understands that, due to the nature and scope of the Company's existing and proposed business plans and projects, and the technological advancements in electronic communications, any narrower geographic restriction of Executive’s obligations under Sections 8(a) and 8(b) would be inappropriate and counter to the protections sought by the Company thereunder.
9.Confidential Information.
(d)Non-Use and Non-Disclosure of Confidential Information. Executive acknowledges that, during the course of Executive’s employment with the Company, he has had and will have access to information about the Company and its affiliates, and their customers and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company and/or its affiliates. As such, at all times, both during Executive’s employment and thereafter, Executive will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company and its affiliates, and not disclose to any other person or entity (without the prior written authorization of the Board) any "Confidential Information" (as defined in Section 9(b)). Notwithstanding anything contained in this Section 9, Executive will be permitted to disclose any Confidential Information to the extent required by validly-issued legal process or court order, provided that Executive notifies the Board immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to Executive's disclosure of any Confidential Information.
(e)Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any confidential or proprietary information that belongs to the Company or its affiliates, or any of their customers or suppliers, including, without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product and service information, projects, services, customer lists and information, customer preferences, customer transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, project information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to Executive by the Company or its affiliates in confidence, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property.
10.Return of Company Property. Upon the termination of Executive's employment with the Company, or at any time during such employment upon request by the Company, Executive will promptly deliver to the Company and not keep in Executive’s possession, recreate, or deliver to any other person or entity, any and all property that belongs to the Company or any of its affiliates, or that belongs to any other third party and is in Executive's possession as a result of Executive’s employment with the Company, including, without limitation, records, data, customer lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product and service information, project information, files, and other documents and information, including any and all copies of the foregoing.
11.Assignment.
(d)This Agreement shall be binding upon and inure to the benefit of (i) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death and (ii) any successor of the Company, provided, however, that any successor shall within ten (10) days of such assumption deliver to Executive a written assumption in a form reasonably acceptable to Executive. It shall be reasonable for the Executive to reject a successor’s assumption of this Agreement if the Executive has a reasonable and good faith belief that employment by the successor would reduce the Executive’s opportunity to benefit from stock options or stock grants had Executive remained employed by the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall mean any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations hereunder. This Agreement may not otherwise be assigned by the Company.
(e)None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive or as provided in Section 20 hereof. Any attempted assignment, transfer, conveyance or other disposition (other than as provided in this Section 11) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Executive shall be allowed to transfer vested Option Shares or other stock options or equity awards consistent with the rules for transfers to “family members” as defined in U.S. Securities and Exchange Commission Form S-8.
12.Liability Insurance.
(f)Parent and the Company shall cover Executive under directors' and officers' liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent, if any, as the Company covers its other officers and directors but in no event in an amount that is less than the coverage afforded the Executive on the Commencement Date.
(g)Parent and the Company shall, both during and after the Employment Term, indemnify and hold harmless Executive to the fullest extent permitted by applicable law with regard to actions or inactions taken by Executive in the performance of Executive’s duties as an officer, director and employee of the Company and its affiliates or as a fiduciary of any benefit plan of the Company and its affiliates. For the avoidance of all doubt, in the event of any litigation, investigation, or any other matter naming the Executive, the Company will pay 100% of the Executive’s legal fees, including any retainers required, with an attorney or attorneys of the Executive’s choice.
13.Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner set forth in this Section 14:
14.If to the Company:
Troika Media Group, Inc.
Attn: Michael Tenore, Esq.
1715 N Gower St
Los Angeles, CA 90028

If to Employee:
    Sid Toama
    100 Stone Bridge Lane
    Bedford Hill, NY 10507

15.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
16.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company entered into prior to the date hereof, but it does not supersede or replace any written agreements entered into simultaneous with this Agreement or thereafter.
17.Arbitration.
(a)Agreement. The Company and Executive agree that, except as otherwise provided in Section 8(c), any dispute or controversy arising out of, relating to, or in connection with the employment relationship between them, the inception of that relationship, the termination of that relationship, this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, including, without limitation, claims of discrimination, harassment, and/or retaliation, and any violation of whistleblower laws, shall be settled by final and binding arbitration to be held in New York, NY or such other location agreed by the parties hereto, under the auspices of and in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The selection of the arbitrator will be conducted in accordance with the AAA's practices and procedures for disputes of the nature here contemplated. The arbitrator will have authority and discretion to determine the arbitrability of any particular claim, should any disputes arise with respect to such issue.
(b)Costs and Fees of Arbitration. The moving party shall pay the costs of the initial arbitration filing (not to exceed two hundred fifty dollars ($250)), and each Party shall pay the remaining costs and expenses of such arbitration equally. Unless otherwise required by law or pursuant to an award by the arbitrator, the Company and Executive shall each pay separately its or Executive’s counsel fees and expenses. Notwithstanding the foregoing, the arbitrator may, but need not, award the prevailing party in any dispute its or Executive’s legal fees and expenses.
18.No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed by Executive and an appropriate officer or director of the Company.
19.Survivorship. The respective rights and obligations of Company and Executive hereunder shall survive any termination of Executive's employment by the Company to the extent necessary to preserve such rights and obligations.
20.Beneficiaries. Executive shall be entitled, to the extent permitted under any applicable law, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon Executive’s death by giving the Company written notice thereof. If Executive dies, severance then due or other amounts due hereunder shall be paid to Executive’s designated beneficiary or beneficiaries or, if none are designated or none survive Executive, Executive’s estate.
21.Withholding. The Company shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes required by law with respect to payments made to Executive in connection with Executive’s employment hereunder.
22.Governing Law. This Agreement shall be governed by New York (without reference to rules of conflicts of law), which shall be applied to the merits of any dispute or claim submitted to arbitration pursuant to Section 17 of this Agreement. Executive and the Company hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York, NY for any action or proceeding relating to any arbitration pursuant to Section 17 of this Agreement in which the parties are participants, or any claim to which Section 8(d) applies.
[Remainder of page intentionally left blank – signatures on the following page]

    IN WITNESS WHEREOF, the undersigned have executed this Agreement:
Troika Media Group, Inc.

By:
Name: Robert Machinist
Title: Chief Executive Officer
Executive
By:
Name:    Sadiq Toama

Exhibit A     Bonuses
Exhibit B    Separation Agreement
Exhibit C    Ownership of and Participation in Other Businesses

EXHIBIT A
BONUSES AND STOCK OPTIONS/ GRANTS
[Provide Milestones for Bonuses]

EXHIBIT B

SEPARATION AGREEMENT

FORM OF GENERAL RELEASE:
GENERAL RELEASE
This AGREEMENT is made as of ____________, 20__, by and between Troika Media Group, Inc. (“Company”) and __________________ (“Executive”).
In consideration for the severance benefits offered by the Company to Executive pursuant to Executive’s Employment Agreement with the Company dated ____________, 2021 (“Employment Agreement”), Executive agrees as follows:

1.    TERMINATION OF EMPLOYMENT. Executive acknowledges that his employment with the Company is terminated effective _______________ (“Termination Date”), and Executive agrees that he shall not apply for or seek re-employment with the Company, its parent companies, subsidiaries and affiliates after that date. Executive agrees that he has received and reviewed his final paycheck and he has received all wages and accrued but unpaid vacation pay earned by him through the Termination Date.

2.    WAIVER AND RELEASE.
(a)    Except as set forth in Section 2(b), which identifies claims expressly excluded from this release, Executive hereby releases the Company, all affiliated companies, and their respective officers, directors, agents, employees, stockholders, successors and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to Executive’s employment with the Company and the termination of that employment, including (without limitation): claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other protected classes under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, the Employee Retirement Income Security Act, as amended, the Equal Pay Act of 1963, as amended, the Family and Medical Leave Act (“FMLA”), as amended, and any similar law of any state or governmental entity, any contract claims, tort claims and wage or benefit claims, including (without limitation) claims for salary, bonuses, commissions, equity awards (including stock grants, stock options and restricted stock units), vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation.

(b)    The only claims that Executive is not waiving and releasing under this Agreement are claims he may have for (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (2) continuation of existing participation in the Company-sponsored group health benefit plans under the federal law known as “COBRA” and/or under an applicable state law counterpart(s); (3) any benefits entitlements that are vested and unpaid as of his termination date pursuant to the terms of a the Company-sponsored benefit plan; (4) any benefits to which he is entitled pursuant to the Employment Agreement (e.g., those enumerated in Section 4) or his rights to indemnification by the Company, (5) violation of any federal state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and (6) any wrongful act or omission occurring after the date he executes this Agreement. In addition, nothing in this Agreement prevents or prohibits Executive from filing a claim with the Equal Employment Opportunity Commission (EEOC) or any other government agency that is responsible for enforcing a law on behalf of the government and deems such claims not waivable. However, because Executive is hereby waiving and releasing all claims “for monetary damages and any other form of personal relief (per Section 2(a) above), he may only seek and receive non-personal forms of relief from the EEOC and similar government agencies.

(c)    Executive represents that he has not filed any complaints, charges, claims (excepting those for unemployment compensation), grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court, or with any other forum.

(d)    Executive acknowledges that he may discover facts different from or in addition to those he now knows or believes to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are the subject of this Agreement, and he expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement will be and remain in effect in all respects regardless of such additional or different facts. Executive expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Company and/or any related persons at the moment of execution thereof, and that this Agreement expressly contemplates extinguishing all such claims.

(e)    Executive understands and agrees that the Company has no obligation to provide him with any severance benefits under the Employment Agreement other than the Accrued Benefits unless he executes this Agreement. Executive also understands that he has received or will receive, regardless of the execution of this Agreement, all wages owed to him, together with any accrued but unpaid vacation pay, less applicable withholdings and deductions, earned through the Termination Date.

(f)    This Agreement is binding on Executive, his heirs, legal representatives and assigns.

3.    ENTIRE AGREEMENT. This Agreement and the Employment Agreement constitute the entire understanding and agreement between Executive and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written, with respect to such matters. Nothing in this Agreement supersedes or replaces any of Executive’s obligations under his Employment Agreement that survive termination.

4.    MODIFICATION IN WRITING. No oral agreement, statement, promise, commitment or representation will alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by Executive and authorized representatives of the Company.

5.    GOVERNING LAW; JURISDICTION. This Agreement will be governed by and enforced in accordance with the laws of the State of New York.

6.    SEVERABILITY. Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

7.    NO ADMISSION OF LIABILITY. This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

8.    ACKNOWLEDGMENTS. Executive is advised to consult with an attorney of his choice prior to executing this Agreement. By signing below, Executive acknowledges and certifies that he:

- has read and understands all of the terms of this Agreement and is not relying on any representations or statements, written or oral, not set forth in this Agreement:

    - has been provided a consideration period of twenty-one (21) calendar days within which to decide whether he shall execute this Agreement and that no one hurried him into executing this Agreement;
    - understands and acknowledges his continuing obligations under the Employment Agreement (e.g., Restrictive Covenants and Confidentiality);

    - is signing this Agreement knowingly and voluntarily; and

    - has the right to revoke this Agreement within seven (7) days after signing it, by providing written notice of revocation via certified mail to the Company to the address specified in the Employment Agreement. Executive’s written notice of revocation shall be postmarked on or before the end of the eighth (8th) calendar day after he has timely signed this Agreement. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.

Because of the revocation period, the Company’s obligations under this Agreement will not become effective or enforceable until the eighth (8th) calendar day after the date Executive signs this Agreement provided he has delivered it to the Company without modification and not revoked it (the “Effective Date”).

I HAVE READ, UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS
Executive:

____________________________________
____________________________________

EXHIBIT C

OWNERSHIP OF AND PARTICIPATION IN OTHER BUSINESSES

Executive has ownership interest in Garrison Venture Partners LLC (“GVP”) and GlenArbor Advisors LLC (“GA”) (collectively, the “Excluded Entities”). GVP and GA are SPVs that acquire ownership interests and/or dealer/franchise interests in businesses in the home services and professional services sectors. The businesses also provide strategic consulting to companies in these fields (as well as portfolio companies), curating and executing business process outsourcing solutions including (but not limited to) call center services, enterprise resource planning, funding, customer acquisition and retention solutions. Notwithstanding the forgoing, Executive’s activities associated with such Excluded Entities will not interfere with Executive’s obligations and undertakings under this Agreement and Executive shall not disclose, use, or provide the Excluded Entities with any Confidential Information, including but not limited to client or supplier lists.

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